UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 29, 2010
RENTECH, INC.
(Exact name of registrant as specified in its charter)

Colorado	001-15795	84-0957421

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 710 Los Angeles, California	90024

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 571-9800
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On January 29, 2010, Rentech, Inc. (the “Company”) and its subsidiary Rentech Energy Midwest Corporation (“REMC”) replaced their existing term loan facility with a new four and a half-year $62,500,000 secured term loan facility pursuant to a Credit Agreement (the “Credit Agreement”) with Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as administrative agent and collateral agent and the lenders party thereto. The Credit Agreement also includes an uncommitted incremental term loan facility under which REMC may request up to $15,000,000 in incremental term loans, subject to the satisfaction of conditions, including the condition that, after giving effect to the incurrence of the incremental term loans, the total outstanding principal amount of all term loans under the Credit Agreement may not exceed $50,000,000. REMC, the borrower under the Credit Agreement, used the net proceeds of the term loan to repay the existing term loan facility, to pay fees and expenses and to make a loan to the Company.
The term loans were issued with original issue discount of 3%, and will bear interest, upon the election of REMC, at either (a)(i) the greater of LIBOR or 2.5%, plus (ii) 10.0% or (b)(i) the greatest of (w) the prime rate, as determined by Credit Suisse, (x) 0.5% in excess of the federal funds effective rate, (y) LIBOR plus 1.0% or (z) 3.5% plus (ii) 9.0%. Interest payments are generally made on a quarterly basis.
The term loans mature on July 29, 2014, and are subject to annual amortization, payable quarterly, of 7.5% of the original principal amount for the first two years, 15.0% of the original principal amount for the next two years, and the remainder payable in the last six months.
The obligations of REMC under the Credit Agreement are guaranteed by the Company and certain of its subsidiaries. REMC has granted a mortgage on its real property located in East Dubuque, Illinois to secure its obligations under the Credit Agreement, and REMC, the Company and the subsidiary guarantors have granted a security interest in substantially all their assets to secure their obligations pursuant to a Guarantee and Collateral Agreement and certain related documents.
The term loans are subject to mandatory prepayment and reduction under certain circumstances, with customary exceptions, from the proceeds of the sale of assets and the sale or issuance of certain indebtedness, from certain insurance and condemnation proceeds, and from a percentage of annual excess cash flow. The term loans may not be prepaid in the first year. After the first year, voluntary prepayments of the term loans may be made subject to a prepayment fee of 4.0% of the amount if prepaid in the second year, 3.0% of the amount prepaid if in the third year, and 1.0% of the amount if prepaid in the fourth year.
The Credit Agreement contains customary representations and warranties, covenants, and events of default, including limitations on distributions and loans from REMC to the Company, and REMC financial covenants of maximum annual capital expenditures, maximum interest coverage ratios, maximum leverage ratios and a minimum liquidity threshold.
The descriptions of the Credit Agreement and the Guarantee and Collateral Agreement and the Mortgage are qualified in their entirety by reference to the full text of such agreements which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated by reference herein.

Item 7.01	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
See Exhibit Index attached hereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.
Date: February 1, 2010	By:	/s/ Colin M. Morris
Colin M. Morris
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1
Credit Agreement, dated January 29, 2010, by and among Rentech Energy Midwest Corporation, as the borrower, Rentech, Inc. and Credit Suisse AG, Cayman Islands Branch, individually and as Administrative Agent and Collateral Agent.

10.2
Guarantee and Collateral Agreement, dated January 29, 2010, by and among Rentech Energy Midwest Corporation, Rentech, Inc., the subsidiaries of Rentech, Inc. listed therein and Credit Suisse AG, Cayman Islands Branch, as Collateral Agent.

10.3
Real Estate Mortgage, Assignment of Rents, Security Agreement and UCC Fixture Filing, dated January 29, 2010, by and among Rentech Energy Midwest Corporation, Rentech, Inc. and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent.

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